EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

PAINCARE HOLDINGS, INC.,

AND

THE CENTER FOR PAIN MANAGEMENT, LLC

AND ITS

MEMBERS

EFFECTIVE DATE: DECEMBER 1, 2004.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into effective the 1st day of December, 2004 (the “Execution Date”), by and among The Center for Pain Management, LLC, an Maryland limited liability company (the "Company"), and Marc A. Loev, M.D., Lester A. Zuckerman, M.D., P. Bobby Dey, M.D., Mark H. Coleman, M.D., Michael J. Daly, M.D. and Ali El-Mohandes, M.D.(hereinafter collectively the "Members") and PainCare Holdings, Inc., a Florida corporation (hereinafter referred to as “PainCare”) and PainCare Acquisition Company XV, Inc., a Florida corporation (hereinafter called “Subsidiary”). The Company and the Members are sometimes referred to herein as the “Sellers” and PainCare and the Subsidiary are sometimes referred to herein as the “Acquiring Companies.” The Acquiring Companies and the Sellers are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Members are licensed medical providers who reside and practice medicine in the State of Maryland and who own one hundred percent (100%) of the membership interest in the Company (the “Membership Interests”);

WHEREAS, the Company through its Members, physician employees and other personnel provide pain medicine, pain management procedures and other ancillary services (the “Business”) at the following locations: 11921 Rockville Pike, Ste. 505, Rockville, Maryland 20852, 3901 Greenspring Avenue, Ste. 304, Baltimore, Maryland 21211, 1150 Professional Court, Ste. L, Hagerstown, Maryland 21740, and 305 Hospital Drive, Ste. 304, Glen Burnie, Maryland 21061 (the “Business Locations”); and

WHEREAS, the Sellers are desirous of selling certain non-medical assets of the Company; and

WHEREAS, the Acquiring Companies are desirous of buying certain non-medical assets of the Company all on the following terms and conditions; and

WHEREAS,  as a material inducement for the Acquiring Companies to purchase such assets the Company will enter into a Management Services Agreement with the Subsidiary.

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained and the sum of $10.00 and other good and valuable consideration paid by the Acquiring Companies to the Sellers, receipt of which is hereby acknowledged by the Sellers, it is mutually covenanted and agreed by the parties hereto as follows:

1.

PURCHASE AND SALE OF ASSETS

1.1   Assets to be Transferred.  Subject to the terms and conditions of this Agreement, on the Closing Time (as hereinafter defined), and except as otherwise stated, PainCare shall purchase on behalf of the Subsidiary and the Members shall cause the Company to sell, transfer, convey, assign, and deliver to Subsidiary all of the Company’s non-medical Business rights, claims and assets (of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued, contingent or otherwise, and wherever situated other than the Excluded Assets specified in Section 1.2 below) which are used, held for use or acquired or developed for use by the Company in the Business, or developed in the course of conducting the Business or by persons employed by the Company in the Business (collectively the "Purchased Assets").  The Purchased Assets shall include, without limitation, all the following assets or rights of the Company, to the extent so used, held, acquired or developed in the Business:

(a)  Cash and Cash Equivalents and Accounts Receivable. All cash, cash equivalents, and the Accounts Receivable of the Company as of the Closing Time which are described in Disclosure Schedule 1.1.(a).

(b)  Personal Property.  All of  the Company's rights in, to and under all, instruments, equipment, furniture, machinery and other items of tangible personal property including, without limitation, the personal property leases described in the Disclosure Schedule 1.1(b);

(c)   Inventory.  All inventories including, without limitation, supplies, merchandise and durable medical equipment, together with related packaging and delivery materials (collectively the "Inventory").

(d)   Books and Records.  All books and records of the Company, including without limitation, all credit records, payroll records, computer records, computer programs, contracts, agreements, operating manuals, schedules of assets, correspondence, books of account, files, papers, books and all other public and confidential business records but excluding the Company's corporate minute books and tax records (together the "Business Records"), whether such Business Records are in hard copy form or are electronically or magnetically stored;.

(e)   Intellectual Property.  The Company’s interest in all of its Intellectual Property.  As used herein, the term "Intellectual Property" shall mean and include: (i) all trademark rights, business identifiers, trade dress, logos, service marks, trade names and brand names, all registrations thereof and applications therefore and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications, and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; (vi) all computer software (including all data and related documentation); (vii) all other proprietary rights; (viii) all copies and tangible embodiments of the foregoing (in whatever form or medium); and (ix) all claims for infringement or breach of any of the foregoing.

(f)   Contracts.  All of the Company’s rights in, to and under all contracts, agreements, license agreements, purchase orders and sales orders (hereinafter "Contracts") of the Company as it relates to the Business (third party payors, licenses, etc.).  To the extent that any Contract for which assignment to Subsidiary is provided herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. The Sellers and the Acquiring Companies agree to use their reasonable best efforts (without any requirement on the part of the Acquiring Companies to pay any money or agree to any change in the terms of any such Contract) to obtain the consent of such other Party to the assignment of any such Contract to the Subsidiary in all cases in which such consent is or may be required for such assignment.  If any such consent shall not be obtained, the Sellers agree to cooperate with the Acquiring Companies in any reasonable arrangement designed to provide for the Acquiring Companies the benefits intended to be assigned to Subsidiary under the relevant Contract, including enforcement at the cost and for the account of the Acquiring Companies of any and all rights of the Sellers against the other Party thereto arising out of the breach or cancellation thereof by such other Party or otherwise.  If and to the extent that such arrangement cannot be made, the Acquiring Companies, upon notice to the Sellers, shall have no obligation pursuant to Section 2.1 or otherwise with respect to any such Contract and any such Contract shall not be deemed to be a Purchased Asset hereunder.

(g)   Computer Software.  All computer programs and other software, documentation and related property and information of the Company.

(h)  Licenses; Permits. All franchises, licenses, permits, certificates, approvals and other governmental authorizations necessary to own and operate any of the Purchased Assets, a complete and correct list of which is set forth in the Disclosure Schedule 1.1(h) (the "Licenses");

(i)  General Intangibles.  All causes of action arising out of occurrences before or after the Closing Time, and other intangible rights and assets.

(j)

Telephone Numbers.  All of the Company's right, title and interest in, to and under all telephone numbers used in connection with its Business, including all extensions thereto;

(k)

 Warranties.  All rights in, to and under all representations, warranties, covenants and guaranties made or provided by third parties to or for the benefit of the Company with respect to any of the Purchased Assets;

(l)  Prepaids.  All of the Company's prepaid expenses, prepaid insurance, deposits and other similar items ("Prepaid Items");

(m) Leasehold Improvements. All rights, titles and interests in, to and under all structures, fixtures, landings, constructions in progress, improvements, betterments, installations, and additions constructed or located on or attached or affixed to the leasehold estates conferred on the Company under or by virtue of, all real property lease and sublease agreements (such real property lease and sublease agreements are hereinafter referred to as "Real Property Leases" which are described on the Disclosure Schedule 1.1(m)).

1.2   Excluded Assets.  Section 1.1 notwithstanding, the Company shall not sell, transfer, assign, convey or deliver to Subsidiary, and the Acquiring Companies will not purchase or accept the following assets of the Company:

(a)  Tax Credits and Records.  Federal, state and local income and franchise tax credits and tax refund claims and associated returns and records. PainCare shall have reasonable access to such records and may make excerpts therefrom and copies thereof.

(b)   Personal Assets.  The personal assets of the Members described in Disclosure Schedule 1.2(b).

(c)  Pharmaceuticals.

  Any of the Company's right, title and interest in, to or under, or possession of, all drugs, pharmaceuticals, products, substances, items or devices whose purchase, possession, maintenance, administration, prescription or security requires the authorization or order of a licensed health care provider or requires a permit, registration, certification or any other governmental authorization held by a licensed health care provider as specified under any federal or state law, or both.

(d)  Patient Records.  Any of the Company's right, title and interest in and to records of identity, diagnosis, evaluation or treatment of patients.

(e)  Medical Policies. Any of the Company's right, title and interest in, to and under insurance policies covering or relating to medical malpractice.

(f)  Names and Marks. The name “The Center for Pain Management, LLC” and its associated logos and any trade name or service mark or registrations related thereto.

(g)  Medical License. Any franchises, licenses, permits, certificates, approvals and other governmental authorizations necessary or desirable to own and operate the medical Business of the Company.

(h)  Medical Contracts.  Any of the Company's right, title or interest in, to or under any contract or agreement that requires performance by a licensed health care provider under federal or applicable state law ("Medical Contracts").

2.

ASSUMPTION OF LIABILITIES

2.1   Liabilities to be Assumed.  As used in this Agreement, the term "Liability" shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.  Subject to the terms and conditions of this Agreement, on the Closing Time, Subsidiary shall assume or take subject to, as the case may be, and agrees to perform and discharge the following, and only the following, Liabilities of the Sellers:

(a)   Certain Liabilities.  Those certain accounts payable and accrued Liabilities listed in Disclosure Schedule 2.1(a).

(b)   Contractual Liabilities.  Liabilities that relate to periods, events or circumstances occurring on or after the Closing Time under and pursuant to the Contracts described in Section 1.1(f).

The Liabilities described in subsections 2.1.(a), and  2.1.(b) above are hereinafter collectively described as the "Assumed Liabilities."

2.2   Liabilities Not to be Assumed.  Except as and to the extent specifically set forth in Section 2.1 above, the Acquiring Companies are not assuming nor buying the Purchased Assets subject to any Liabilities of the Sellers and all such Liabilities shall be and remain the responsibility of the Sellers.

2.3   Taxes Arising from Transaction.  The Acquiring Companies are not assuming nor shall they be responsible for any taxes applicable to, imposed upon or arising out of the sale or transfer of the Purchased Assets to the Acquiring Companies and the other transactions contemplated by this Agreement, including but not limited to any income, transfer, sales, use, gross receipts or documentary stamp taxes.

2.4    Income and Franchise Taxes. The Acquiring Companies are not assuming nor shall they be responsible for any Liability of the Sellers for Federal income taxes and any state or local income, profit or franchise taxes (and any penalties or interest due on account thereof).

2.5   Product, Medical  Malpractice and Service Liability.  The Acquiring Companies are not assuming nor shall they be responsible for any Liability of the Sellers arising out of or in any way relating to or resulting from, either directly or indirectly, any medical negligence, malpractice or professional or personal liability or pharmaceutical, medication or product manufactured, formulated, mixed, compounded, assembled or sold or any service performed by the Sellers, its physicians, contractors or any of its employees whether prior to, on, or after the Closing Time (including any Liability of the Sellers or any of its physicians, employees, contractors or agents for claims made for injury to person, damage to property or other damage, whether made in product liability, tort, negligence, breach of warranty or otherwise).

2.6   Litigation Matters.  The Acquiring Companies are not assuming nor shall they be responsible for any Liability of the Sellers with respect to any action, claim, suit, proceeding, arbitration, investigation or inquiry, whether civil, criminal or administrative whether same shall occur or arise from matters prior to, on, or after the Closing Time ("Litigation").

2.7   Infringements.  The Acquiring Companies are not assuming nor shall they be responsible for any Liability of the Sellers with respect to a third party for infringement of such third party's Intellectual Property whether same shall occur or arise from matters prior to, on, or after the Closing Time.

2.8  Transaction Expenses. The Acquiring Companies are not assuming nor shall they be responsible for any Liabilities incurred by the Sellers in connection with this Agreement and the transactions contemplated herein except as provided in that certain Joint Engagement of Tax Counsel Letter Agreement entered into between the Parties on November 11, 2004.

2.9  Liability For Breach.  The Acquiring Companies are not assuming nor shall they be responsible for any Liabilities of the Sellers for any breach or failure to perform any of the Sellers’ covenants and agreements contained in, or made pursuant to, this Agreement, or, prior to the Closing, any other contract or agreement, whether or not assumed hereunder, including breach arising from assignment of contracts hereunder without consent of third parties.

2.10   Liabilities to Affiliates.  The Acquiring Companies are not assuming nor shall they be responsible for any Liabilities of the Sellers to its present or former Affiliates.

2.11  Violation of Laws or Orders. The Acquiring Companies are not assuming nor shall they be responsible for any Liabilities of the Sellers for any violation of or failure to comply with any statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Government Entities") whether same shall occur or arise from matters prior to, on, or after the Closing Time.

3.

PURCHASE PRICE - PAYMENT

3.1

Purchase Price Consideration. The aggregate purchase price consideration (the “Purchase Price Consideration”) shall consist of (i) the Closing Consideration (the “Closing Consideration”) as hereafter defined, and (ii) the Intended Installment Payments as determined under Section 3.4 below.  Subject to the provisions set forth in Section 3.2 below, the adjustment as provided in Section 3.3 below and the provisions set forth in Section 10, PainCare shall deliver the Closing Consideration to the Company (which will immediately be distributed to the Members as provided in Section 3.1 of the Disclosure Schedules) as indicated below subject to the satisfaction of the Closing Conditions. The “Closing Consideration,” as such phrase is used herein, shall be comprised of: (i) Six Million Three Hundred Seventy Five Thousand and 00/100 Dollars

($6,375,000) (the “Closing Cash”), plus (ii) Three Million Six Hundred Eighty Seven Thousand Five Hundred (3,687,500) PainCare Shares (the “Closing Shares”).

3.2

Payment of Closing Consideration.  The Closing Consideration shall be payable as follows:

(a)

Subject to adjustment as provided in Section 3.3 below and the provisions set forth in Section 10, PainCare shall deliver the Closing Cash to the Company via wire transfer on the Closing Time to a bank account(s) designated by the Company. The Company shall notify PainCare in writing of the bank account(s) to which the Closing Cash shall be wired.

(b)

Subject to adjustment as provided in Section 3.3 below and the provisions set forth in Section 10, PainCare shall deliver the Closing Shares to the Company or alternatively, to the Members as indicated in an instruction letter from the Company delivered to PainCare.

3.3

Closing Time Adjustments.  The Closing Consideration shall be subject to adjustment as follows:

(a)

Transaction Related Adjustments. The Closing Cash shall be reduced by the amount of any cash payments made by the Acquiring Companies with respect to any expenses which the Sellers request in writing to be paid and the Acquiring Companies agree to pay on behalf of the Sellers.

(b)

Accounts Receivable Adjustment.  If the Subsidiary, within the six (6) month calendar period immediately following the Closing Time, does not collect an amount equal to at least 30% of the accounts receivable (the “Required A/R Collections”) purchased pursuant to this Agreement as indicated on that certain accounts receivable aging report dated as of the Closing Time which is attached hereto as Disclosure Schedule 3.3(b)(the “Acquired Accounts Receivable”), then the Closing Cash shall be reduced dollar for dollar by the A/R Adjustment.  The “A/R Adjustment” shall equal the difference between the Required A/R Collections and the amount of the Acquired Accounts Receivable actually collected by the Subsidiary during such six (6) month period. PainCare shall receive payment for the A/R Adjustment through a lump sum cash payment from the Members (and not from the Company) within seven (7) days of the Members receiving written demand for same after the end of the six (6) month period.

3.4

Intended Installment Payment.

(a)

General.  Subject to the satisfaction of all of the Installment Payment Conditions (as defined in 3.4(f)(iii) below), PainCare will pay to the Company a total amount of additional consideration of Thirteen Million Seven Hundred Fifty Thousand and 00/100 Dollars ($13,750,000), payable in three equal annual installments of Four Million Five Hundred Eighty Three Thousand Three Hundred Thirty Three and 33/100 Dollars ($4,583,333.33) (each an “Intended Installment Payment”) in the form of consideration as provided in Section 3.4(d) below and subject to adjustment as provided in Sections 3.4(b) and (c) below. The Parties hereby acknowledge and agree that the Intended Installment Payments to be made by PainCare, if earned, are expressly subordinate to the rights and obligations to the Laurus Master Fund, Ltd. (“Laurus”) as provided in those certain Securities Purchase Agreements, Security Agreements and Pledge Agreements between PainCare and Laurus dated February 27, 2004, May 22, 2004 and July 1, 2004. Payment of the Intended Installment Payment shall be secured by a pledge of Subsidiary’s stock to the Company pursuant to a Stock Pledge Agreement (the “PainCare Stock Pledge Agreement”) the form of which is attached hereto as Exhibit 3.4.

(b)

Adjusted Installment Payment.  Notwithstanding Section 3.4(a) above, if the consolidated Formula Period Profits (as defined in Section 3.4(f)(ii) below) of the Company and the Subsidiary for any Formula Period are less than the Earnings Threshold (as defined in Section 3.4(f)(iv) below, the amount of the Intended Installment Payment for such Formula Period shall be recalculated to equal the product of the Intended Installment Payment, multiplied by the applicable Installment Payment percentage discount as provided below (the “Adjusted Installment Payment”).  The “Adjusted Installment Payment” shall equal (i) the Formula Period Profits (as defined in Section 3.4(f)(ii) below) for such Formula Period divided by the Earnings Threshold; multiplied by: (ii) ninety percent (90%) if such Formula Period Profits are $4,812,500 or more but less than the Earnings Threshold; or (iii) seventy percent (70%) if such Formula Period Profits are $4,125,000 or more but less than $4,812,500,000; (iv) fifty percent (50%) if such Formula Period Profits are $3,437,500 or more but less than $4,125,000, or (v) no Installment Payment if such Formula Period Profits are less than $3,437,500.

(c)

Installment Payment Premium.  Notwithstanding Section 3.4(b), if (i) the Company receives an Adjusted Installment Payment from PainCare in a Formula Period rather than the Intended Installment Payment as a result of the Formula Period Profits equaling less than the Earnings Threshold for such Formula Period, and (ii) the Company's Formula Period Profits exceed the Earnings Threshold in the Formula Period immediately subsequent to the Formula Period for which the Adjusted Installment Payment corresponded, and (iii)  the Installment Payment Conditions are satisfied, then PainCare shall pay to the Company the Installment Payment Premium (as defined below). The “Installment Payment Premium” shall equal the product of (A) the Formula Period Profits for the Formula Period in which the Installment Payment Premium is calculated less the Earnings Threshold, multiplied by (B) Seventy-five percent (75%).  The Installment Payment Premium shall be paid to the Company in the same form and time as the Installment Payments (as defined in Subsection (d) below) are due for the Formula Period for which the Installment Payment Premium is calculated.

(d)

Manner of Payment.  Within sixty (60) days after the end of each Formula Period, PainCare or its Affiliate shall prepare and deliver to the Members a financial statement presenting the Formula Period Profits for the Company for the applicable Formula Period (the “Formula Period Profits Statement”).  Ten (10) business days after delivery of the Formula Period Profits Statement, the Members shall in a written notice to PainCare either accept or describe in reasonable detail any proposed adjustments to the Formula Period Profits Statement and the reasons therefore, and shall include pertinent calculations. If the Members fail to deliver notice of acceptance or objection to the Formula Period Profits Statement within such ten (10) business day period, the Members shall be deemed to have accepted the Formula Period Profits Statement.

(e)

If the Members

accept or fail to object to the Formula Period Profits Statement within the ten (10) business day period set forth above, then within ninety (90) days after the end of the Formula Period, PainCare shall pay to the Members the Intended Installment Payment or the Adjusted Installment Payment (each an “Installment Payment”, and collectively, the “Installment Payments”) along with any Installment Payment Premium owed in accordance with Subsection (c) above as follows: (i) fifty percent (50%) of the Installment Payment shall be made in cash via wire transfer to a bank account(s) designated by the Company at least ten (10) business days prior to the end of the Formula Period; and (ii) fifty percent (50%) of the Installment Payment shall be made in PainCare Shares priced at Fair Market Value (as defined below) per one share of PainCare common stock for all Formula Periods.  In the event PainCare and the Members are not able to agree on the Formula Period Profits Statement within thirty (30) days from and after the receipt by PainCare of any objections raised by the Members, PainCare and the Members shall each have the right to require that such disputed determinations be submitted to an independent certified public accountant or accounting firm that PainCare shall select, for computation or verification in accordance with the provisions of this Agreement, and the Installment Payment shall be paid by PainCare to the Members within fifteen (15) days after receipt of the accountant's computation or verification.  The foregoing provisions for certified public accounting firm review shall be final and binding upon the Parties and there shall be no right of appeal from such decision.

(f)

Installment Payment Cap.  Notwithstanding anything to the contrary in this Section 3, in no event whatsoever shall the aggregate amount of the Installment Payments (including Installment Payment Premiums) paid to the Company from PainCare in cash, in PainCare Shares or any other form of consideration exceed Thirteen Million Seven Hundred Fifty Thousand and 00/100 Dollars ($13,750,000).

(g)

Definitions for Purposes of Section 3.  For purposes of Section 3 of this Agreement:

(i)

“Fair Market Value” shall mean the value of the PainCare Shares determined as follows:

(1)

if the principal market for the PainCare Shares is a national securities exchange, then the “Fair Market Value” of the PainCare Shares shall equal the thirty  (30) day trailing average of the closing prices of the PainCare Shares ending on the last day of the first, second or third Formula Period, as applicable, as reported by such exchange or on a composite tape reflecting transactions on such exchange; or

(2)

if the principal market for the PainCare Shares is not a national securities exchange, but the price of the PainCare Shares is quoted on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) Stock Market, and (A) actual closing price information is available with respect to the PainCare Shares, then the “Fair Market Value of the PainCare Shares shall equal the thirty  (30) day trailing average of the closing prices of such stock ending on the last day of the first, second or third Formula Period, as applicable, on the NASDAQ Stock Market; or (B) actual closing price information is not available with respect to the PainCare

Shares, then the “Fair Market Value” of the PainCare Shares shall equal the thirty (30) day trailing average of the bid prices per share of such stock ending on the last day of the first, second or third Formula Period, as applicable, on the NASDAQ Stock Market; or

(3)

if the principal market for the PainCare Shares is neither a national securities exchange and such stock is not quoted on NASDAQ, then the “Fair Market Value” of the PainCare Shares shall equal the thirty (30) day trailing average of the closing ask prices of the PainCare Shares ending on the last day of the first, second or third Formula Period, as applicable, as reported by the OTC Bulletin Board Service or by National Quotation Bureau, Incorporated, or a comparable service selected by PainCare; or

(4)

if subsections (f)(i)(1)-(3) above are inapplicable or if no trades have been made or no quotes are available for such day with respect to the PainCare Shares, then the “Fair Market Value” of the PainCare Shares shall be determined by an independent third party appraiser selected by PainCare.  Within ten (10) days after the effective date of the appraiser's appointment, the appraiser shall deliver an appraisal of the Fair Market Value of the PainCare Shares, which shall be binding and conclusive on the Parties.  The cost of any appraisal hereunder shall be shared equally by the Parties, and each Party shall be responsible and financially liable for its or his own attorneys' fees; and

(5)

with the understanding that notwithstanding the Fair Market Value ascribed to the PainCare Shares pursuant to subsections 3.4(f)(1), (2), (3) or (4) above in no event shall the Fair Market Value of the PainCare Shares ever be less than One Dollar and 75/00 Dollars ($1.75) per share.

(ii)

 “Formula Period Profits” shall mean the consolidated earnings before deductions for interest, taxes, depreciation and amortization (“EBITDA”) of the Subsidiary and the Company as calculated utilizing GAAP in accordance with EITF No. 97-2 (which shall not include as a cost or expense the Base Management and the Bonus Management Fee as those terms are defined in the Management Agreement but will include all other expenses of the Subsidiary and the Company (except as provided below) including, without limitation, the Operations Fee as defined in the Management Agreement) by PainCare’s independent certified public accountants for the applicable Formula Period where possible, and as calculated by PainCare for quarterly and less than quarterly periods for such Formula Period.  Notwithstanding the foregoing, the calculation of the Formula Period Profits shall not include any (a) income of the Company related to: (i)  the payment of the Purchase Price Consideration, or (ii) income derived from Ancillary Services Revenues (as defined in Section 3.4(f)(v) below), or  (b) costs or expenses related to: (i) the corporate overhead of PainCare or other administrative or similar charges that PainCare might impose upon the Subsidiary, except those charges for services provided directly to and for the benefit of the Subsidiary and the Company, as the case may be, which will be disclosed in the Company’s interim financial statements; (ii) any non-recurring charges, losses, profits, gains, or non-cash adjustments not related to the ongoing operations of the Subsidiary or the Company, as the case may be, including but not limited to discontinued operations, extraordinary items, acquisition costs and goodwill charges incurred in connection with the transactions contemplated hereby (excluding the write-off of any goodwill with respect to the Purchased Assets in accordance with FASA 142), or unusual or infrequent items as such terms are defined pursuant to generally accepted accounting principles, (iii) direct and indirect expenses incurred by the Company with respect to Ancillary Services, or (iv) the cost and expense incurred by the Company with respect to the Required Bonus as defined in Section 5.2 of those certain Employment Agreements by and between the Company and each Member of even date herewith.

(iii)

“Installment Payment Conditions” shall mean that (i) the Company (i.e., the Practice Operator as that term is defined in the Management Agreement) having been and continuing to be in compliance with all of the terms and conditions applicable to the Practice Operator in the Management Agreement, including but in no way limited to, the timely payment in full of the Operations Fee and Base Management Fee (as those terms are defined in the Management Agreement); (ii) the Sellers having been and continuing to be in compliance with all of the terms and conditions applicable to the Sellers in this Agreement and (iii) the Company and the Members having been and continuing to be in compliance with all of the terms and conditions applicable to them as provided in the Company’s articles of organization and its amended and restated operating agreement. To the extent that any of the Installment Payment Conditions are not satisfied during any of the first, second or third Formula Period(s), then for the applicable Formula Period where any of the Installment Payment Conditions are not satisfied, and each subsequent Formula Period, PainCare shall not be obligated to pay, and shall have no duty or obligation to ever pay, and the Company shall not receive, and shall have no right to ever receive, any Intended Installment Payment (or the Adjusted Installment Payment or the Installment Payment Premium, as the case may be) that may otherwise be due the Company.

(iv)

"Earnings Threshold" shall mean Five Million Five Hundred Thousand and 00/100 Dollars ($5,500,000).

(v)

“Ancillary Service Revenues” shall mean for purposes of this Agreement as any and all revenues derived by the Company from the provision of any “Designated Health Services”, as that term is defined at 42 USC 1395nn(h)(6) of the Federal Physician Self-Referral Law, or “Stark Law”, including but not limited to “physical therapy service”

3.5   Allocation of Purchase Price.  The aggregate Purchase Price Consideration (including the assumption by the Acquiring Companies of the Assumed Liabilities) shall be allocated among the Purchased Assets for tax purposes in accordance with Disclosure Schedule 3.5.  The Sellers and the Acquiring Companies will follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies.  To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service ("IRS") under the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") or any regulations thereunder, the Sellers and the Acquiring Companies will disclose such reports to the other prior to filing with the IRS.

4.

REPRESENTATIONS AND WARRANTIES OF SELLERS

The Sellers hereby jointly and severally make the following representations and warranties to the Acquiring Companies, each of which is true and correct on the date this Agreement is executed and shall remain true and correct to and including the Closing Time, shall be unaffected by any investigation heretofore or hereafter made by the Acquiring Companies, or any knowledge of the Acquiring Companies other than as specifically disclosed and accepted by the Acquiring Companies in the Disclosure Schedules attached hereto and shall survive the Closing of the transactions provided for herein.

4.1

Organization; Authority.  The Company is a limited liability company duly organized and validly existing under the laws of the State of Maryland. The Members are the sole owners of the Company. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by the Sellers pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized.  No other or further act or proceeding on the part of the Sellers or any lienholder or other party is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by the Sellers pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by The Sellers pursuant hereto will constitute, valid binding agreements of the Sellers, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles. The Company has filed a certificate of authorization with and been approved by Maryland Department of Health and Mental Hygiene for the use of the corporate name, The Center For Pain Management, pursuant to Maryland Annotated Code, Corporation and Association Article, §§5-101–134.

4.2

No Violation.  Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by the Sellers pursuant hereto, nor the consummation by the Sellers of the transactions contemplated hereby and thereby (a) will violate any applicable Law or Order, (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity or (c) will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Sellers are a party or by which the Sellers are bound or to which any of the Purchased Assets are subject, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in Section 4.8), upon any of the Purchased Assets under, any term or provision of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which the Sellers are a party or by which the Sellers or any of its assets or properties may be bound or affected.

4.3

Tax Matters.  Except as set forth on Disclosure Schedule 4.3:  (i) all state, foreign, county, local and other tax returns relating primarily to the Business or the Purchased Assets, or required to be filed by or on behalf of the Sellers in any jurisdiction or any political subdivision thereof, have been timely filed and the taxes paid or adequately accrued; (ii) the Company has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees, contractors and agents of the Business; and (iii) the Sellers have not received any notice of underpayment of taxes or other deficiency which has not been paid and there are outstanding agreements or waivers extending the statutory period of limitations applicable to any tax return or report relating primarily to the Business or the Purchased Assets, or required to have been filed by the Sellers in any jurisdiction or political subdivision thereof.

4.4

Absence of Undisclosed Liabilities.  Except as and to the extent specifically disclosed in Disclosure Schedule 4.4, the Company does do not have any Liabilities, other than commercial liabilities and obligations incurred in the ordinary course of business and consistent with past practice and none of which has or will have a material adverse effect on the Company or the Business, or the financial condition or results of operations of the Business.  Except as and to the extent described in Disclosure Schedule 4.4, the Sellers have no knowledge of any basis for the assertion against the Sellers or the Business or the Purchased Assets of any liability and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to Liabilities, except commercial liabilities and obligations incurred in the ordinary course of the Company's Business and consistent with past practice.

4.5

Compliance With Laws and Orders.

(a)    Compliance.  Except as set forth in Disclosure Schedule 4.5(a), the Company and its Business (including each and all of its operations, practices, properties and assets) is in compliance with all applicable laws and orders, including, without limitation, those applicable to discrimination in employment, Medicare, insurance billings, providing of medical services, sales of medication and durable medical equipment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, and product advertising.  Except as set forth in Disclosure Schedule 4.5(a), the Sellers have not received notice of any violation or alleged violation of, and are subject to no Liability for past or continuing violation of, any laws or orders with respect to the Company and the operation of the Business.  All reports and returns required to be filed by the Sellers with any Government Entity have been filed, and were accurate and complete when filed.  Without limiting the generality of the foregoing:

(i)    The operation of the Business as it is now conducted does not, nor does any condition existing at the Business Locations, in any manner constitute a nuisance or other tortuous interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of the Business or the manner in which it is now conducted.

(ii)   The Sellers have made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments where it is required to maintain such accounts with respect to the operations of the Business, and each of such accounts has a positive balance.

(iii)  The Sellers have timely filed, in a complete and correct manner, all requisite claims and other reports required to be filed in connection with all state and federal Medicare and Medicaid programs due on or before the date hereof.  There are no claims, actions, payment reviews, or appeals pending or threatened before any commission, board or agency, including, without limitation, any intermediary or carrier, the Administrator of the Health Care Financing Administration, the Maryland Department of Health and Rehabilitative Services, the Maryland Board of Medicine or any other state or federal agency with respect to any Medicare or Medicaid claims filed by the Sellers on or before the Closing Time or program compliance matters, which would adversely affect the Company, the Business, the Purchased Assets or the consummation of the transactions contemplated hereby. No validation review or program integrity review related to the Sellers (other than normal, routine reviews) has been conducted by any commission, board or agency in connection with the practice of medicine or any Medicare or Medicaid program, and no such reviews are scheduled, pending or, threatened against or affecting the Sellers or the consummation of the transactions contemplated hereby.

(iv)

Neither the Sellers nor any person or entity providing services for the Sellers have engaged in any activities which are prohibited under 42 U.S.C. d1320a-7b or the regulations promulgated thereunder, pursuant to such statutes or any other related state or local statutes and regulations, including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its, his or her own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration kickback, bribe or rebate, directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration in return for (e) referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (f) purchasing, leasing or ordering, or arranging for or recommending purchasing, leasing or ordering, any medication, goods, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.  No physician (or his or her immediate family members) having a “financial relationship” with the Sellers, as that term is defined in 42 U.S.C. Section 1395nn, is in a position, directly or indirectly, to refer patients or services to the Sellers, or any such referral complies with the requirements of 42 U.S.C. Section 1395nn and the regulations promulgated pursuant thereto.

(v)  The Sellers have filed when due any and all material cost reports and other documentation and reports, if any, required to be filed by third-party payors and governmental agencies in compliance with applicable contractual provisions and/or laws, regulations and rules.

(b)  Licenses and Permits. The Sellers have all licenses, permits, approvals, authorizations and consents of all Government Entities and insurance companies including Medicare and all certificates, licenses and permits required for the conduct of the Business. Except as set forth in Disclosure Schedule 4.5(b), the Company and the Business (including its operations, properties and assets) are and have been in compliance with all such permits and licenses, approvals, authorizations and consents.

4.6

Title to and Condition of Properties.

(a)  Marketable Title.  The Company has good and marketable title to all the Purchased Assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, covenants, reservations, restrictions, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens") except those described in Disclosure Schedule 4.6(a).  None of the Purchased Assets are subject to any restrictions with respect to the transferability thereof.  The Company has complete and unrestricted power and right to sell, assign, convey and deliver the Purchased Assets to Subsidiary as contemplated hereby.  At Closing, the Subsidiary will receive good and marketable title to all the Purchased Assets, free and clear of all Liens of any nature whatsoever except those described in the appropriate Disclosure Schedule.

(b)  Condition.  All tangible assets constituting Purchased Assets hereunder are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business of the Company as conducted during the preceding twelve (12) months and as contemplated for the next three (3) years. All buildings and other structures owned or otherwise leased or utilized by the Company in operating its Business are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

(c)  No Condemnation or Expropriation.  Neither the whole nor any portion of the Purchased Assets is subject to any order to be sold or is being condemned, expropriated or otherwise taken by any Government Entity with or without payment of compensation therefore, nor to the best of the Sellers’ knowledge has any such condemnation, expropriation or taking been proposed.

4.7

Insurance. Set forth in Disclosure Schedule 4.7 is a complete and accurate list and description of all policies of errors and omissions, fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the Company, the Business and the Purchased Assets, true and correct copies of which have heretofore been delivered to the Acquiring Companies.  Disclosure Schedule 4.7 includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and the date through which premiums have been paid with respect to each such policy, and any pending claims in excess of $5,000.00. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the Company, the Business and the Purchased Assets, of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated; and no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof.  Disclosure Schedule 4.7 indicates each policy as to which (a) the coverage limit has been reached or (b) the total incurred losses from the beginning of the most recent fiscal year to date equal 25% or more of the coverage limit.  No notice of cancellation or termination has been received with respect to any such policy, and the Sellers have no information or knowledge of any act or omission of the Sellers which could result in cancellation of any such policy prior to its scheduled expiration date. The Company has not been refused any insurance with respect to any aspect of the operations of the Business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. The Sellers have duly and timely made all claims it has been entitled to make under each policy of insurance. There is no claim by the Sellers pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and the Sellers do not know of any basis for denial of any claim under any such policy.  The Sellers have not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefore will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or non-renewal of any such policy. Such policies are sufficient in all material respects for compliance by the Sellers with all requirements of law and with the requirements of all material contracts to which the Sellers are a party.

4.8.

Contracts and Commitments.

(a)  Real Property Lease.  Except as set forth in Disclosure Schedule 1.1.(m), the Sellers have no leases of real property used or held for use in connection with the Business or the Purchased Assets.

(b)  Personal Property Leases.  Except as set forth in Disclosure Schedule 1.1(b), the Sellers have no leases of personal property used or held for use in connection with the Business or the Purchased Assets.

(c)  Purchase Commitments.  The Sellers have no purchase commitments for inventory items or supplies in connection with the Business in excess of $10,000 which can not be cancelled by providing at least 30 days written notice.

(d)  Sales Commitments.  The Sellers have no sales contracts or commitments to customers or distributors in connection with or affecting the Business or the Purchased Assets.  The Sellers have no sales contracts or commitments in connection with or affecting the Business or the Purchased Assets except those made in the ordinary course of business, at arm's length, and no such contracts or commitments are for a sales price which would result in a loss to the Company.

(e)  Contracts With Affiliates and Certain Others.  The Company has no agreement, understanding, contract or commitment (written or oral) in connection with or affecting the Company, the Business or the Purchased Assets with any Affiliate or any other officer, employee, agent, consultant, distributor, dealer or franchisee except for that certain Billing Services Agreement effective December 1, 2004 by and between the Company and Pain Management Billing, LLC (the “Billing Services Agreement”), a copy of which has been or will be provided to the Acquiring Companies.

(f)  Powers of Attorney.  The Sellers have not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever in connection with or affecting the Company, the Business or the Purchased Assets.

(g)  Loan Agreements.  Except as otherwise disclosed in the Disclosure Schedules, the Company is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise, which obligation constitutes or gives rise or could by its terms, through the giving of notice or any other events short of judgment by a court, give rise to a lien against the Company or any Purchased Asset.

(h)  Guarantees.  Except as otherwise disclosed in the Disclosure Schedules, the Company has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person, in connection with the Business or in any other way which affects the Business or the Purchased Assets.

(i) Government Contracts.  Except as otherwise disclosed in the Disclosure Schedules, the Sellers are not a party to any contract with any governmental body.

(j)  Burdensome or Restrictive Agreements.  The Company is not a party to nor is it bound by any agreement, deed, lease or other instrument in connection with or affecting the Business or the Purchased Assets which is so burdensome as to materially affect or impair the Company or the operation of the Business.  Without limiting the generality of the foregoing, the Sellers are not a party to nor is it bound by any such agreement requiring the Sellers to assign any interest in any trade secret or proprietary information constituting Purchased Assets hereunder, or prohibiting or restricting the Sellers in its operation of the Business from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on the Business anywhere in the world.

(k)  No Default.  The Company is not in default under any lease, license, contract or commitment in its operation of the Business, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of the Company's obligations or result in the creation of any Lien on any Purchased Asset.  No third party is in default under any such lease, contract or commitment to which the Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder, or give rise to an automatic termination, or the right of discretionary termination thereof.

4.9.

Employee Benefit Plans. Except as described in Disclosure Schedule 4.9, there are no pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee manuals, and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons employed or leased by the Company in its operation of the Business ("Business Employees").

4.10

Intellectual Property.  Disclosure Schedule 4.10 lists all Intellectual Property of the type described in Section 1.1(f) which are or were used, held for use, or acquired or developed for the Company for use in the Business, or developed in the course of conducting the Business or by persons employed or leased by the Company in the Business, specifying whether such Intellectual Property are owned, controlled, used or held (under license or otherwise) by the Company, and also indicating which of such Intellectual Property are registered.  The Company is not infringing and has not infringed any Intellectual Property of another, nor is any other person infringing the Intellectual Property of the Company. The Company has not granted any license or made any assignment of any Trade Right listed on Disclosure Schedule 4.10, and no other person has any right to use any such Trade Right.  The Company does not pay any royalties or other consideration for the right to use any Intellectual Property of others.  There is no Litigation pending or threatened to challenge the Company's right, title and interest with respect to its continued use and right to preclude others from using any Intellectual Property of the Company.  All Intellectual Property of the Company is valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of the Sellers.

4.11

Product Warranty and Product Liability.  There are no warranties, commitments or obligations with respect to the return, repair or replacement of Products. There are no defects in design, construction or manufacture of Products which would adversely affect performance or create an unusual risk of injury to persons or property.  None of the Products has been the subject of any replacement, field fix, retrofit, modification or recall campaign and, to the Sellers’ knowledge, no facts or conditions exist which could reasonably be expected to result in such a recall campaign.  As used in this Section 4.11, the term "Products" means any and all medication and other products currently or at any time previously manufactured, compounded, mixed, formulated, distributed or sold by the Company, or by any predecessor or affiliate of the Company under any brand name or mark under which products are or have been manufactured, distributed or sold by the Company.

4.12

Assets Necessary to Business.  The Purchased Assets include all property and assets (except for the Excluded Assets), tangible and intangible, and all leases, licenses and other agreements, which are necessary to permit Subsidiary to carry on, as currently used or held for use in, the non-medical aspect of the Business as presently conducted.

4.13

No Brokers or Finders.  The Sellers have not retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

4.14

Financial Statements.  Included as Disclosure Schedule 4.14 are true and complete copies of the financial statements of the Company consisting of (i) a balance sheet of the Company for the year ended December 31, 2003 and the related statement of operations as of and for the year ended December 31, 2003 (including the notes contained therein or annexed thereto), which financial statements are unaudited, and (ii) an unaudited balance sheet of the Company for the nine months ending September 30, 2004 (the "Recent Balance Sheet"), and the related unaudited statements of operations for the nine (9) months ending September 30, 2004 (the “Recent Statement of Operations”) and for the corresponding period of the prior year (including the notes and schedules contained therein or annexed thereto).  All of such financial statements (including the notes and schedules contained therein or annexed thereto) present fairly the financial condition of the Company as of such dates and the results of the operations of the Company for such periods, are correct and complete, and are consistent with the books and records of the Company (which books and records are correct and complete). Except as provided in the Recent Balance Sheet, or as fully disclosed in Disclosure Schedule 4.14, the Company does not have any Liabilities or obligations (whether accrued, absolute, contingent, whether due or to become due or otherwise i.e., accounts payable, accrued expenses) which might be or become a charge against the Company since the date of the Recent Balance Sheet.

4.15.

   Conduct Since Date of Recent Balance Sheet.  Except as set forth in this Agreement or as disclosed in Disclosure Schedule 4.15 hereto, none of the following has occurred since the date of the Recent Balance Sheet:

(a)

No Adverse Change.  Any material adverse change in the financial condition, Purchased Assets, Assumed Liabilities, Business, prospects or operations of the Company;

(b)

No Damage.  Any material loss, damage or destruction, whether covered by insurance or not, affecting the Company, its Business or the Purchased Assets;

(c)

No Increase in Compensation.  Any increase in the compensation, salaries or wages payable or to become payable to any employee, contractor or agent of the Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued, that exceeds in the aggregate a five percent (5%) increase in the total compensation or benefits payable to any single employee, contractor or agent of the Company;

(d)

No Labor Disputes.  Any labor dispute or disturbance, other than routine individual grievances which are not material to the Company, the Business or the Purchased Assets;

(e)

No Commitments.  Any commitment or transaction by the Company

(including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

(f)

No Disposition of Property.  Any sale, lease or other transfer or disposition of any properties or assets of the Company, except in the ordinary course of business;

(g)

No Indebtedness.  Any indebtedness for borrowed money incurred, assumed or guaranteed by the Company;

(h)

No Liens.  Any mortgage, pledge, lien or encumbrance made on any of the Purchased Assets;

(i)

No Amendment of Contracts.  Any entering into, amendment or termination by the Company of any Assumed Liability, or any waiver of material rights thereunder, other than in the ordinary course of business;

(k)

Credit.  Any grant of credit to any customer or distributor on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of the Company's policies or practices with respect to the granting of credit; or

(l)

No Unusual Events.  Any other event or condition not in the ordinary course of Business of the Company.

4.16

Company and Affiliates. Except as set forth in Disclosure Schedule 4.16, the Company has no interest in any entity nor does the Company own or control, directly or indirectly, any capital stock of any corporation or interest in any limited liability company, partnership, trust or unincorporated association, or any interest or investment in any other corporation, association or other business entity which operates any part of the Business or otherwise has a contract with the Sellers with respect to providing any service or product to the Business.

4.17

Liabilities.  Except as and to the extent specifically disclosed in the Recent Balance Sheet, or in Disclosure Schedule 4.17, the Company does not have any material liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise) other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice and none of which has or will have a material adverse effect on the Company, the Business or the Purchased Assets.  Except as and to the extent described in the Recent Balance Sheet or in Disclosure Schedule 4.17, the Sellers have no any information, knowledge or belief of any basis for the assertion against the Company, Business and/or Purchased Assets of any material liability and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to such material liabilities, except commercial liabilities and obligations incurred in the ordinary course of the Company's business and consistent with past practice.

As of the Closing, other than the current trade accounts payable or otherwise described in the Disclosure Schedules, the Company shall not have any unpaid liabilities, including, but not limited to, any bank debt, capital leases or any general or professional liability claims, or be obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any person, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection.  Except as disclosed in detail in Disclosure Schedule 4.17, the Company does not have any Liabilities or obligations which might be or become a charge against the Subsidiary or the Company.

4.18

Accounts Receivable.  All Accounts Receivable of the Company represent arm's length services actually provided in the ordinary course of business; are collectible (net of the reserve shown on the Recent Balance Sheet for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings; are subject to no counterclaim or setoff; and are not in dispute.  Disclosure Schedule 4.18 contains an aged schedule of accounts receivable included in the Recent Balance Sheet.

The Sellers know of no reason why such accounts receivable would not be collectible by the Subsidiary according to approximately the same ratios as accounts receivable have been historically collectible by the Company.  All outstanding accounts and notes receivable included on Disclosure Schedule 4.18 and generated through the Closing arose in the ordinary course of business.  The Company has not incurred any liabilities to customers for discounts, returns, promotional allowances or otherwise, except as provided in the Disclosure Schedules.

4.19

Environmental Matters.  The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts are herein collectively referred to as the "Environmental Laws". Without limiting the generality of the foregoing provisions of this Section, the Company is in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.  Except as set forth in Disclosure Schedule 4.19, there is no Litigation nor any demand, claim, hearing or notice of violation pending or threatened against the Sellers relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder.  Except as set forth in Disclosure Schedule 4.19, there are no past or present or future events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which may give rise to any liability, including, without limitation, liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

4.20

Personnel.  Disclosure Schedule 4.20 attached hereto contains accurate and complete information as to names and rates of compensation (whether in the form of salaries, bonuses, commissions or other supplemental compensation now or hereafter payable) of all personnel (leased or employed) of the Company, together with information as to any contracts with any such personnel.  The Company has no pension, profit-sharing, bonus, incentive, insurance or other employee benefit plans (including without limitation any such plans within the meaning of Section 3 (3) of the Employee Retirement Income Security Act of 1974, as amended) in which any employees of the Company participate, except as set forth on the Disclosure Schedule 4.20.

4.21

Bank Accounts.  Disclosure Schedule 4.21 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company, with respect to the Business, maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefore, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

4.22.

Tax Matters.

(a)

Tax Returns.  The Company has filed all Tax Returns it was required to file.  All such Tax Returns were correct and complete in all respects and were filed on a timely basis.  All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid.  The Company currently is not the beneficiary of any extension of time within which to file any Tax Return.  No claim is currently pending by an authority in a jurisdiction where the Business or the Company is domiciled or may be subject to taxation by that jurisdiction.  There are no Security Interests on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)

Withholding.  The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)

No Waivers.  The Sellers have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)

Audits of Tax Returns.  No Tax Return of the Company is currently under audit or examination by any taxing authority, and the Sellers have not received a written notice stating the intention of any taxing authority to conduct such an audit or examination.  Each deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies being contested in good faith.  The revenue agents’ reports related to any prior audits and examinations are attached as part of Disclosure Schedule 4.22.

(e)

Period of Assessment.  There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes.

(f)

Tax Agreements.  The Company is not a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement with respect to Taxes, including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority.

4.23

Insurance; Malpractice.  Disclosure Schedule 4.23 contains a list and brief description of all policies or binders of fire, liability, product liability, workers compensation, health and other forms of insurance policies or binders currently in force insuring against risks to which the Company has been a party, a named insured or otherwise the beneficiary of coverage at any time during the five (5) years immediately preceding the Closing Time.  Disclosure Schedule 4.23 contains a description of all current malpractice liability insurance policies of the Members, the Company, and the Company’s professional employees and all predecessor policies in effect.  Except as set forth on Disclosure Schedule 4.17: (a) neither the Company, its professional employees, nor the Members have, during the five (5) years immediately preceding the Closing Time, filed a written application for any insurance coverage relating to the Company’s business or property which has been denied by an insurance agency or carrier; and (b) the Company, its professional employees and the Members have been continuously insured for professional malpractice claims during the same period.  Disclosure Schedule 4.23 also sets forth a list of all claims for any insured loss in excess of Five Thousand and 00/100 Dollars ($5,000) per occurrence filed by the Company, its professional employees or the Members during the five (5) years immediately preceding the Closing Time, including workers compensation, general liability, environmental liability and professional malpractice liability claims.  With respect to each insurance policy listed in Disclosure Schedule  4.17: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither the Company, the Members, other health care professionals nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (iv) neither the Company nor the Members have repudiated any provision thereof and no other party to the policy has repudiated any provision thereof; (v) there is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriter(s) of such policies or any notice that a defense will be afforded with reservation of rights; (vi) neither the Company nor the Members have received: (A) any notice that any issuer of any such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated; or (B) any other indication that such policies are no longer in full force and effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder; and (vii) neither the Members nor the Company has received any written notice from or on behalf of any insurance carrier issuing such policies, that there will hereafter be a cancellation, or an increase in a deductible or non-renewal of existing policies.  The Company has been covered during the past five (5) years by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period.

4.24

Litigation.  Except as noted in Disclosure Schedule 4.24, there is no litigation, arbitration, governmental claim, investigation or proceeding, pending or, to the Sellers’ knowledge, threatened, against the Sellers at law or in equity, before any court, arbitration tribunal or governmental agency.  The Sellers have no knowledge of any facts on which claims may hereafter be made against the Sellers that will have a material adverse effect on the Company, the Business, Purchased Assets or the Subsidiary.  All medical malpractice claims, general liability incidents and incident reports relating to the Company or the Business have been submitted to the Company's insurer.  All claims made or, to each of the Sellers’ knowledge, threatened against the Sellers in excess of the deductible are covered under the Sellers’ current insurance policies. The Sellers have provided the Acquiring Companies with a complete list of all general liability incidents, incident reports and malpractice claims relating to the Business for the five (5) year period prior to the Closing Time.

4.25

Health Care Compliance.  The Company is participating or otherwise authorized to receive reimbursement from Medicare and Medicaid and is a party to other third-party payor agreements set forth in Disclosure Schedule 4.25.  All necessary certifications and contracts required for participation in such programs are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned, and no condition exists or event has occurred which in itself or with the giving of notice or the lapse of time or both would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such third-party payor program. The Sellers are in compliance in all material respects with the requirements of all such third-party payors applicable thereto.  None of the Company's physician employees, the Members, or immediate family members of the Members, have any financial relationship (whether investment interest, compensation interest, or otherwise) with any entity to which any of the foregoing refer patients, except for such financial relationships that qualify for exceptions to state and federal laws restricting physician referrals to entities in which they have a financial interest.

4.26

Fraud and Abuse.  The Sellers and all  persons and entities providing professional services for the Company have not engaged in any activities which are prohibited under 42 U.S.C. § 1320a-7b, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including the following:  (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose Knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration: (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid; or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.  The Sellers have at all times complied with the requirements of Maryland Statutes which prohibit physicians who have an ownership, investment or beneficial interest in certain health care facilities from referring patients to such facilities for the provisions of designated and other health services, and has at all times complied with the Maryland Statutes.  Furthermore, the Sellers have filed all reports required to be filed by the State of Maryland and federal law regarding compensation arrangements and financial relationships between a physician and an entity to which the physician refers patients.

4.27

Legal Compliance.  The Sellers and their Affiliates have complied with all applicable Laws (including rules, regulations, codes, injunctions, judgments, orders, decrees, and rulings of federal, state, local, and foreign governments (and all agencies thereof)), and no action, suit, proceeding, hearing, complaint, claim, demand, notice or investigation has been filed or commenced, or to the Knowledge of the Sellers, threatened against the Sellers or the Business alleging any failure so to comply.  The Sellers and all physicians and other health care professionals engaged or employed by the Company have all permits and licenses required by applicable Law, have made all required regulatory filings and are not in violation of any such permit or license.  The Company and the Business is lawfully operated in accordance with the requirements of all applicable Laws and has in full force and effect all authorizations and permits necessary to operate a medical practice.  There are no outstanding notices of deficiencies relating to the Sellers or the Business issued by any governmental authority or third-party payor requiring conformity or compliance with any applicable law or condition for participation with such governmental authority or third-party condition for participation with such governmental authority or third-party payor.  The Sellers have not received notice and the Sellers have no Knowledge or reason to believe that, such necessary authorizations may be revoked or not renewed in the ordinary course of business.

4.28

Rates and Reimbursement Policies.  The jurisdiction in which the Company is located does not currently impose any restrictions or limitations on rates which may be charged to private pay patients receiving services provided by the Sellers except for restrictions promulgated by Maryland law and regulation on charging of excessive fees and limitations on charges for and profits from the sale of medications, goods and devices and free samples.  The Sellers do not have any rate appeal currently pending before any governmental authority or any administrator of any third-party payor program.  The Sellers have no Knowledge of any applicable Law, which affects rates or reimbursement procedures which has been enacted, promulgated or issued  preceding the date of this Agreement or any such legal requirement proposed or currently pending in the State of Maryland which could have a material adverse effect on the Sellers, the Business, or the Purchased Assets or may result in the imposition of additional Medicaid, Medicare, charity, free care, welfare, or other discounted or government assisted patients of the Company or require the Subsidiary or the Company to obtain any necessary authorization which the Company does not currently possess. The Sellers have no Knowledge of any impending proposed reduction in reimbursement from third party or other payors nor Knowledge of any threatened termination of payor contracts.

4.29

Medical Staff.  Except as set forth on Disclosure Schedule 4.29, the Sellers have no Knowledge of a physician who is providing services on behalf of the Company who plans, or has threatened to terminate his or her employment or other relationship with the Company.  None of the physicians providing services on behalf of the Company currently has plans to retire from the practice of medicine in the next five (5) years.

4.30

Medical Providers.  During the five (5) years preceding the Closing Time, each physician, and other health care provider who is or was employed by, or who renders or has rendered services on behalf of, the Business or the Company:

(a)

Licenses.  Has been duly licensed and registered, and in good standing by the State of Maryland to engage in the practice of medicine, and said license and registration have not been suspended, revoked or restricted in any manner;

(b)

Controlled Substances.  Has current controlled substances registrations issued by the State of Maryland and the U.S. Drug Enforcement Administration, which registrations have not been surrendered, suspended, revoked or restricted in any manner;

(c)

Actions.  Except as set forth on Disclosure Schedule 4.30, has not been a party or subject to:

(i)

Malpractice Actions.  Any malpractice suit, claim (whether or not filed in court), settlement, settlement allocation, judgment, verdict or decree;

(iv)

Disciplinary Proceedings.  Any disciplinary, peer review or professional review investigation, proceeding or action instituted by any licensure board, hospital, medical school, physical therapy school, health care facility or entity, professional society or association, third party payor, peer review or professional review committee or body, or governmental agency;

(v)

Criminal Proceedings.  Any criminal complaint, indictment or criminal proceedings;

(vi)

Investigation. Any investigation or proceedings, whether administrative, civil or criminal, relating to an allegation of filing false health care claims, violating anti-kickback or fee-splitting laws, or engaging in other billing improprieties;

(vii)

Mental Illnesses.  Any organic or mental illness or condition that impairs or may impair such physician’s ability to practice;

(viii)

Substance Abuse.  Any dependency on, habitual use or episodic abuse of alcohol or controlled substances, or any participation in any alcohol or controlled substance detoxification, treatment, recovery, rehabilitation, counseling, screening or monitoring program;

(ix)

Professional Ethics.  Any allegation, or any investigation or proceeding based on any allegation of violating professional ethics or standards, or engaging in illegal, immoral or other misconduct (of any nature or degree), relating to his or her practice; or

(x)

Application for Licensure.  Any denial or involuntary withdrawal of an application in any state for licensure as a physician or physical therapist, for medical staff privileges at any hospital or other health care entity, for board certification or recertification, for participation in any third party payment program, for state or federal controlled substances registration, or for malpractice insurance.

4.31

Third-party Payors.  Disclosure Schedule 4.31 sets forth an accurate, correct and complete list of the Company's third-party payors. The Sellers have not received any notice nor has any Knowledge that any third-party payor intends to terminate or materially reduce its business with, or reimbursement to, the Sellers.  The Sellers have no reason to believe that any third-party payor will cease to do business with the Sellers after, or as a result of, the consummation of any transactions contemplated hereby.  The Sellers does not know of any fact, condition or event which would adversely affect its relationship with any third-party payor.

4.32      Disclosure.  No representation or warranty by the Sellers in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of the Sellers pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.  All statements and information contained in any certificate, instrument, disclosure schedules or document delivered by or on behalf of the Sellers shall be deemed representations and warranties by the Sellers.

4.33

Corporate Practice or Fee Splitting.  The actions, transactions or relationships arising from, and contemplated by, this Agreement does not violate any law, rule or regulation relating to the corporate practice of medicine or fee splitting.  The Sellers accordingly agree that they will not and will not cause any other party, in an attempt to void or nullify this Agreement or any document related to the Transaction or any relationship involving PainCare or Subsidiary to sue, claim, aver, allege or assert that any such document or any such relationship violates any law, rule or regulation relating to the corporate practice of medicine or fee splitting.

4.34

Staff Privileges.  Disclosure Schedule 4.34 lists all hospitals at which the Members have full staff privileges.  Such staff privileges have not ever been revoked, surrendered, suspended or terminated, and to the best of the Sellers' knowledge, there are no, and have not been any, facts, conditions or incidents that may result in any such revocation, surrender, suspension or termination.

4.35

 Intentions. Each Member intends to continue practicing medicine on a full-time basis for the next five (5) years with the Company and do not know of any fact or condition that adversely affects, or in the future may adversely affect his ability or intention to practice medicine on a full-time basis for the next five (5) years with the Company.

4.36

Securities Representation.

(a)

No Registration of the PainCare Shares; Investment Intent.  The Sellers acknowledge that the PainCare Shares to be delivered pursuant to this Agreement have not been and will not be registered as of the Closing under the Securities Act and may not be resold without compliance with the Securities Act and any applicable state securities laws and regulations.  The PainCare Shares to be acquired by the Sellers pursuant to this Agreement are being acquired solely for their own account, for investment purposes only and with no present intention of distributing, selling or otherwise disposing of them in connection with a distribution other than in compliance with the Securities Act. In addition, PainCare Shares to be acquired by the Sellers pursuant to this Agreement have not been offered to the general public by advertisement or general solicitation

(b)

Resale Restrictions.  The Sellers covenant, warrant and represent that none of the PainCare Shares issued to the Sellers will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Securities Act and the rules of regulations of the Commission and applicable state securities laws and regulations, and the applicable provisions of this Agreement.  All certificates evidencing the PainCare Shares shall bear appropriate legends.

(c)

Ability to Bear Economic Risk. The Sellers covenant, warrant and represent that they are able to bear the economic risk of an investment in the PainCare Shares acquired pursuant to this Agreement and can afford to sustain a total loss of such investment and has such Knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect their own interests in connection with the acquisition of the PainCare Shares.  The Sellers, and the Sellers' purchaser representative, if any, have received copies of PainCare's most recent 10-KSB, 10-QSB and 8-K filings and other SEC filings and have had an adequate opportunity to ask questions and receive answers from the officers of PainCare concerning any and all matters relating to the background and experience of the officers and directors of PainCare, the plans for the operations of the business of PainCare, and any plans for additional acquisitions and the like.  The Sellers, and the Sellers’ purchaser representative, if any, have asked any and all questions in the nature described in the preceding sentence and all questions have been answered to such individual’s satisfaction.

(d)

Additional Representations.  Each Member and the Company hereby intend that the PainCare Shares to be acquired by the Sellers pursuant to this Agreement qualify under an exemption from registration pursuant to Title 11 of the Maryland Securities Act, Subtitle 6 Exemptions,  Section 11-601, subsections (9) and/or (15) and that it is the understanding of the Parties that no filings or other actions on the part of PainCare or the Sellers are required to perfect such exemption. If it is later determined that such filings or other actions are required by the Maryland Division of Securities or any other regulatory body then, in such event, the Parties hereby agree to undertake any and all measures reasonably necessary to satisfy such regulatory body.

(e)

Residency.  Each Member covenants, warrants and represents that he is a resident of the State of Maryland, and received this Agreement and first learned of the transactions contemplated hereby in the State of Maryland.  He executed and will execute all documents contemplated hereby in the State of Maryland, and intends that the laws of the State of Maryland govern this transaction.

(f)

No Registration.  The Sellers understand, agree and acknowledge that the PainCare Shares have not been registered under the Florida Securities Act, the Maryland Securities Act or the Securities Act in reliance upon exemption provisions contained therein which PainCare believes are available.

(g)

Disclosure.  The representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

(h)

IT IS ACKNOWLEDGED BY THE SELLERS THAT:

THE SELLERS HAVE GIVEN AND THEIR REPRESENTATIVE(S) HAVE BEEN GIVEN THE OPPORTUNITY TO ASK QUESTIONS OF, AND RECEIVE ANSWERS FROM, THE BUYER OR PERSON(S) ACTING ON ITS BEHALF CONCERNING THE TERMS AND CONDITIONS OF THIS TRANSACTION, AND TO OBTAIN ANY ADDITIONAL INFORMATION WHICH THE BUYER POSSESSES OR CAN ACQUIRE WITHOUT UNREASONABLE EFFORT OR EXPENSE THAT IS NECESSARY FOR THE STOCKHOLDER TO MAKE AN INVESTMENT DECISION WITH RESPECT TO THE BUYER.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION HAS NOT PASSED UPON THE MERITS OF OR GIVEN ITS APPROVAL TO THIS TRANSACTION OR THE BUYER’S SHARES.  THE PAINCARE SHARES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION.

4.37

HIPAA.  Disclosure Schedule 4.37 lists and describes all plans and other efforts of the Sellers with respect to the practice locations to comply with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including the final regulations promulgated thereunder, whether such plans and efforts have been put in place or are in process.  Disclosure Schedule 4.37 includes but is not limited in any manner whatsoever to any privacy compliance plan of the Sellers in place or in development, and any plans, analyses or budgets relating to information systems including but not limited to necessary purchases, upgrades or modifications to effect HIPAA compliance.

4.38

Improper and Other Payments.  (a)  Neither the Sellers, any employee agent or representative of the Company nor any person acting on behalf of any of them, has made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any person or authority, (b) no contributions have been made, directly or indirectly, by the Sellers to a domestic or foreign political party or candidate; and (c) the internal accounting controls of the Sellers are believed to be adequate to detect any of the foregoing under current circumstances.

4.39

Medical Waste.  With respect to the generation, transportation, treatment, storage, and disposal, or other handling of Medical Waste, the Sellers, with respect to the Business, has complied with all Medical Waste Laws (as hereinafter defined).

“Medical Waste” includes, but is not limited to, (a) pathological waste, (b) blood, (c) sharps, (d) wastes from surgery or autopsy, (e) dialysis waste, including contaminated disposable equipment and supplies, (f) cultures and stocks of infectious agents and associated biological agents, (g) contaminated animals, (h) isolation wastes, (i) contaminated equipment, (j) laboratory waste, and (k) various other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.  “Medical Waste” also includes any substance, pollutant, material, or contaminant listed or regulated under the Medical Waste Tracking Act of 1988, 42 U.S.C. §§6992, et seq. (“MWTA”).

“Medical Waste Law” means the following, including regulations promulgated and orders issued thereunder, all as may be amended from time to time: the MWTA; the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA §§2501 et seq.; the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA §§1401 et seq.; the Occupational Safety and Health Act, 29 USCA §§651 et seq.; the United States Department of Health and Human Services, National Institute for Occupational Self-Safety and Health Infectious Waste Disposal Guidelines, Publication No. 88-119; and any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they purport to regulate Medical Waste, or impose requirements relating to Medical Waste.

4.40

Earnings. Each Member covenants, warrants and represents that the net operating income as calculated pursuant to GAAP for the Company’s practice located at 305 Hospital Drive, Ste. 304, Glen Burnie, Maryland 21061 will be, during each of the Formula Periods, at least $1,200,000.

4.41

No Untrue or Inaccurate Representation or Warranty.  No representation or warranty by the Sellers contains or will contain any untrue statement of fact, or omits or will omit to state a fact necessary to make the statements therein not misleading.

5.

REPRESENTATIONS AND WARRANTIES OF THE ACQUIRING COMPANIES.  The Acquiring Companies represent and warrant to the Sellers that the statements contained in this Section 5 are correct and complete as of the Closing Time.

5.1

Organization of PainCare and Subsidiary.  PainCare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with authorization to do business in Maryland.

5.2

Authorization of Transaction.  PainCare and Subsidiary have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of PainCare, enforceable in accordance with its terms and conditions.

5.3

PainCare Shares.  All of the Closing Shares will be validly issued to the Company, fully paid and non-assessable.  PainCare will deliver, good and marketable title to the Closing Shares, which shares shall be fully paid and non-assessable and except as otherwise provided in this Agreement shall be free and clear of all Liens.

5.4

No Violations.  Neither the execution, delivery nor performance of this Agreement or any other documents, instruments or agreements executed by the Acquiring Companies in connection herewith, nor the consummation of the transactions contemplated hereby:  (a) constitutes a violation of or default under (either immediately, upon notice or upon lapse of time) the Articles of Incorporation or Bylaws of the Acquiring Companies, any provision of any contract to which the Acquiring Companies or their assets may be bound, any judgment to which the Acquiring Companies are bound or any law applicable to the Acquiring Companies; or (b) result in the creation or imposition of any encumbrance upon, or give any third person any interest in or right to, any or all of the Closing Shares; or (c) result in the loss or adverse modification of, or the imposition of any fine or penalty with respect to, any license, permit or franchise granted or issued to, or otherwise held by or for the use of, the Acquiring Companies.

5.5

Consents.  The execution, delivery and performance by the Acquiring Companies of this Agreement and the consummation by the Acquiring Companies of the transactions contemplated hereby do not require any consent that has not been received prior to the date hereof.

5.6

Brokers.  The Acquiring Companies have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers or the Sellers could become liable or obligated.

5.7

Full Disclosure.  To the best knowledge of the Acquiring Companies, no representation or warranty by the Acquiring Companies in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of the Acquiring Companies pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not materially misleading.

6.

OTHER MATTERS

6.1

Restricted Period.  Each Member hereby agrees that during the time period commencing as of the Closing Time and continuing throughout the Formula Periods plus a period of two (2) years thereafter (the “Restricted Period”), no Member nor any of his Affiliates, shall, other than on behalf of the Company, PainCare or Subsidiary, directly or indirectly, for himself, or on behalf of any other corporation, person, firm, partnership, association, or any other entity whatsoever (whether as an individual, agent, servant, employee, employer, officer, director, Members, investor, principal, consultant or in any other capacity whatsoever) take any action or undertake any matter set forth in 6.1(a)(i)-(iii) below; provided, however, that the Restricted Period shall terminate upon the earlier to occur of (i) any bankruptcy, liquidation or assignment for the benefit of creditors applicable to either PainCare or Subsidiary, or (ii) upon a default by PainCare or Subsidiary in any material covenant or term of this Agreement to be performed after the Closing or any material covenant or term of the Management Agreement if the Members shall have given written notice of such default to PainCare and such default shall not have been cured within 30 business days after the giving of such notice.

(a)

Establish, operate or provide physician services at any medical office, hospital, clinic or out-patient and/or ambulatory treatment or diagnostic facility or become employed by, or serve as a health care consultant or medical director to any health care provider providing services similar to those provided by PainCare, the Subsidiary or the Company, or engage or participate in or finance any business which engages in direct competition with the business being conducted by PainCare, the Subsidiary or the Company at such time, anywhere within fifty (50) mile radius of any Business Location of the Company;

(i)

Solicit or engage in the solicitation of, or serve or accept any business from patients, insurance companies, managed care plans, employers or other customers of the business conducted by PainCare, the Subsidiary or the Company for services competitive with those of PainCare, the Subsidiary or the Company and their successors and assigns;

(ii)

Request, induce or advise any patients, insurance companies, managed care plans, suppliers, vendors, employers or other customers of the business conducted by PainCare, the Subsidiary or the Company to withdraw, curtail or cancel their business or other relationships with PainCare, the Subsidiary or the Company, or assist, induce, help or join any other person or entity in doing any of the above activities; or

(iii)

Induce or attempt to influence any employee of PainCare, the Subsidiary or the Company to terminate his or her employment with PainCare, the Subsidiary or the Company or to hire, recruit or solicit any such employee, whether or not so induced or influenced.

(b)

Consideration.  The Members have carefully considered the nature and extent of the restrictions imposed by this Section 6.1 and the rights and remedies conferred upon the Company, PainCare and Subsidiary hereunder and hereby expressly acknowledge and agree that: (i) the restricted territory, period, and activities are reasonable and are necessary and fully required to protect the legitimate business interests of PainCare and Subsidiary; (ii) any violation of the terms of these restrictive covenants would have a substantial detrimental effect on PainCare’s and Subsidiary’s businesses; (iii) the restrictive covenants do not stifle the Members inherent skill and experience; and (iv) would not operate as a bar to any of the Members’ means of support.  Because of the difficulty of measuring economic losses to PainCare and the Subsidiary as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused to PainCare and the Subsidiary for which it would have no other adequate remedy, each Member agrees that, in the event of a breach by him of the foregoing covenants, the covenants set forth in this Section 6.1 may be enforced by PainCare by injunctions and restraining orders, in addition to all other available legal remedies.

(c)

Third-Party Beneficiaries.  All successors and assigns of the Company, PainCare, Subsidiary, all Affiliates of PainCare and Subsidiary, and all successors and assigns of such Affiliates are third-party beneficiaries of the restrictive covenants contained in this Section 6.1 and the provisions of this Section 6.1 are intended for the benefit of, and may be enforced by, PainCare’s and Subsidiary’s successors and assigns and PainCare’s and Subsidiary’s Affiliates and such Affiliates’ successors and assigns.

(d)

No Running of Covenant During Breach.  The covenants set forth in this Section 6.1 shall apply for the applicable periods as set forth above.  If a Member violates such covenants, and PainCare, the Subsidiary or any of their successors and assigns or Affiliates bring a legal action for injunctive or other relief, such party bringing the action shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of the covenant period, unless a court of competent jurisdiction holds that the covenant is not enforceable in whole or in part.  Accordingly, for any time period that a Member(s) is in violation of the covenant, such time period shall not be included in calculating the applicable time period of the covenant.

(e)

Blue Pencil Doctrine.  The covenants set forth in this Section 6.1 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

(f)

Competitive Activities.  Notwithstanding anything to the contrary in this Section 6.1 saving Section 6.1(g) below, the parties agree that, after the closing of the transactions contemplated by this Agreement, the Members will have the right to engage in the following described activities which may be competitive with the Company, Subsidiary and PainCare: opening medical practices and clinics of the same or similar type as those of the Company outside a 15 mile radius from any of the Company’s then existing medical practices or clinics (each a “Competitive Business Opportunity”); provided that with respect to each Competitive Business Opportunity: (i) such Opportunity shall not unreasonably interfere with the services to be provided to the Company by the Members pursuant to their Employment Agreements, and (ii) PainCare shall have the right of first refusal to purchase the Members’ interest in each such Competitive Business Opportunity based on a pricing formula and on such terms substantially similar to the pricing formula and terms used by PainCare to purchase the Purchased Assets of the Company as provided herein, upon written notice from Members setting forth their desire to sell such Competitive Business Opportunities.  If within thirty (30) days after receipt of such notice, PainCare does not tender a letter of intent advising the Members in writing of its intent to enter into a definitive agreement to purchase such Competitive Business Opportunity, then PainCare’s right of first refusal will terminate and Members shall be free to sell such Competitive Business Opportunity to any third party. The Acquiring Companies acknowledge and agree that Members are permitted to use the Company’s Confidential Information in connection with the Competitive Business Opportunities. PainCare’s right of first refusal as provided herein with respect to any Competitive Business Opportunity will terminate on the tenth anniversary date of the Closing of this transaction.

(g)

Termination of Right to Engage in Competitive Business Opportunities. Notwithstanding Section 6.1(f) above if at anytime during the Formula Periods the Formula Period Profits of the Surviving Company in any two (2) consecutive Formula Period calendar quarters (taken in the aggregate) are less than $2,062,500, or if the Formula Period Profits of the Surviving Corporation in one (1) Formula Period calendar quarter is less than $962,500 then, in such event, PainCare by providing written notice to the Members shall have the right to terminate the Members’ rights as provided in Section 6.1(f) above to engage in Competitive Business Opportunities. Upon the receipt of such termination notice the Members will immediately cease and desist from engaging, participating or otherwise involving themselves in any further Competitive Business Opportunities without PainCare’s prior written consent which may be withheld in its sole and absolute discretion with the understanding that in the event of such termination, the Members shall have the right to continue to engage and operate any Competitive Business Opportunity which exists as of the date of such termination.

6.2

Confidentiality, Press Releases, and Public Announcements.

(a)

No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties.

(b)

The Parties covenant and agree that from and after the Execution Date, neither of the Parties nor their Affiliates (to the extent any such Affiliate has received Confidential Information as defined below or Trade Secrets, as defined below) shall disclose, divulge, furnish or make accessible to anyone any Confidential Information or Trade Secrets, or in any way use any Confidential Information or Trade Secrets in the conduct of any business; provided, however, that nothing in this Section 6.2 will prohibit the disclosure of any Confidential Information or Trade Secrets which is required to be disclosed by a Party or any of its or his Affiliates in connection with any court action or any proceeding before any authority.  Notwithstanding the foregoing, in the case of a disclosure contemplated by this Section 6.2, no disclosure shall be made until the disclosing Party shall give notice to the non-disclosing Party of the intention to disclose such Confidential Information or Trade Secrets so that the non-disclosing Party may contest the need for disclosure, and the disclosing Party will cooperate (and will cause its or his Affiliates and their respective representatives to cooperate) with the non-disclosing in connection with any such proceeding.  Notwithstanding any provision of this Agreement which may be to the contrary, the foregoing provisions restricting the use of Confidential Information and Trade Secrets shall survive the Closing for the time period equal to five (5) years from the Execution Date.  For the purpose of this Agreement, the term “Confidential Information” shall mean all records, files, reports, protocols, policies, manuals, databases, processes, procedures, computer systems, materials and other documents pertaining to the operations of a Party and the term “Trade Secrets” shall mean information, including a formula, pattern, compilation, program, device, method, technique, or process that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

6.3

Bulk Sales Compliance.  Following the execution of this Agreement, the Acquiring Companies and the Sellers shall cooperate in complying with all provisions of the bulk sales or bulk transfer statutes of all states having jurisdiction, in such a way as to provide the Acquiring Companies the greatest measure of protection against the creditors of the Sellers allowable under all such statutes.

7.

FURTHER COVENANTS OF SELLERS

The Sellers individually and severally covenant and agree as follows:

7.1    Access to Information and Records. The Sellers shall give the Acquiring Companies, its counsel, accountants and other representatives(i)access during normal business hours to all of the properties, books, records, contracts and documents of the Sellers relating to the Business or the Purchased Assets or Assumed Liabilities for the purpose of such inspection, investigation and testing as the Acquiring Companies deem appropriate (and the Sellers shall furnish or cause to be furnished to the Acquiring Companies and its representatives all information with respect to the Business the Acquiring Companies may request); (ii) access to employees, agents and representatives of the Business for the purpose of conducting business, meetings and communications as the Acquiring Companies reasonably desire; and (iii) access to vendors, customers, manufacturers of its medication and equipment, and others having business dealings with the Business.

7.2

Maintain Organization.  The Sellers will take such action as may be necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of the Company and the Business and will use their best efforts to preserve the Company and the Business intact, to keep available to the Subsidiary and the Company, as the case may be, the present employees of the Company, and to preserve for the Subsidiary and the Company their present relationships with suppliers and customers and others having business relationships with the Company.

7.3

No Breach.  The Sellers  will not do or omit any act, or permit any omission to act, which may cause a breach of any contract, commitment or obligation material to the Company or its Business, or any breach of any representation, warranty, covenant or agreement made by the Sellers  herein, or which would have required disclosure pursuant to this Agreement.

7.4

Maintenance of Insurance.  The Sellers shall take all necessary action to maintain for the benefit of the Company all of the insurance set forth in Disclosure Schedule 4.7.

7.5

Consents.  The Sellers will use their best efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby.

7.6

Other Action.  The Sellers shall use their best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement.

7.7

Disclosure.  The Sellers shall have a continuing obligation which shall survive the Closing to (i) promptly complete and deliver to PainCare any and all Disclosure Schedules which have not been completed and delivered as of the Closing Time all of which shall be approved in form and content by PainCare prior to incorporating same herein, (ii) promptly complete, execute and deliver to PainCare any and all agreements and other documents contemplated hereby all of which shall be approved in form and content by PainCare prior to finalizing same, and (iii) promptly notify the Acquiring Companies in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth herein or described in the Disclosure Schedules, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate.

8.

CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, the Acquiring Companies’ obligation to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth in this Section 8, except to the extent that such satisfaction is waived by the Acquiring Companies in writing.

8.1

Representations and Warranties True on the Closing Time.  Each of the representations and warranties made by the Sellers in this Agreement, and the statements contained in the disclosure schedules or in any instrument, list, certificate or writing delivered by the Sellers pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Time as though such representations and warranties were made or given on and as of the Closing Time, except for any changes permitted by the terms of this Agreement or consented to in writing by the Acquiring Companies.

8.2

 Compliance With Agreement.  The Sellers shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by the Sellers prior to or on the Closing Time or the Extended Time, if agreed by PainCare, including the delivery of the closing documents specified in this Agreement.

8.3

Absence of Litigation.  No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced against the Acquiring Companies, the Sellers or the Business with respect to the transactions contemplated hereby.

8.4.

Consents and Approvals.  All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to the Acquiring Companies prior to the Closing Time or the Extended Time, if agreed by PainCare. Notwithstanding the foregoing, receipt of the consent of any third party to the assignment of a Contract which is not (and is not required to be) disclosed in the disclosure schedules shall not be a condition to the Acquiring Companies' obligation to close, provided that the aggregate of all such Contracts does not represent a material portion of the sales or expenditures of the Company.  After the Closing, the Sellers will continue to use its best effects to obtain any such consents or approvals, and the Sellers shall not hereby be relieved of any liability hereunder for failure to perform any of its covenants or for the inaccuracy of any representation or warranty.

8.5.

Completion of Due Diligence, Schedules & Exhibits.  Completion of the Acquiring Companies’ due diligence and the completion and delivery of the Disclosure Schedules and Exhibits required by this Agreement, all to the reasonable satisfaction of the Acquiring Companies, based upon its knowledge and information, of all matters relative to the Sellers, the Purchased Assets, Assumed Liabilities and the Business.

9.

CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, the Sellers’ obligations to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth in this Section 9, except to the extent that such satisfaction is waived in writing by the Sellers.

9.1

Representations and Warranties True on the Closing Time.  Each of the representations and warranties made by the Acquiring Companies in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Time as though such representations and warranties were made or given on and as of the Closing Time.

9.2

Compliance With Agreement.  The Acquiring Companies shall have in all material respects performed and complied with all of the Acquiring Companies' agreements and obligations under this Agreement which are to be performed or complied with by the Acquiring Companies prior to or on the Closing Time, including the delivery of the closing documents specified in this Agreement.

10.

CLOSING

10.1

Closing. The closing of the contemplated transaction (the “Closing”) shall be effective between the Parties as of 12:00 p.m. Eastern Daylight Time on November 30, 2004 (the “Closing Time”). However, in the event that the Parties have not satisfied all of the conditions necessary to Close by the Closing Time including, without limitation, the satisfaction or waiver of the conditions precedent set forth in Sections 8 and 9 of this Agreement (hereinafter the “Closing Conditions”) then, in such event, the transaction shall close but PainCare may extend the time period for payment of the Closing Consideration until such time as the Parties have satisfied, unless otherwise waived, all of the Closing Conditions. Notwithstanding the foregoing, if such Closing Conditions have not been satisfied by March 1, 2005 (hereinafter the “Extended Time”) then, in such event, either PainCare or the Company may, by providing written notice to the other Party, terminate this Agreement and any and all other agreements entered into in connection herewith, rescind the transactions contemplated hereby and cause the Parties to return to status quo as of the time immediately preceding the Closing Time (the “Termination and Rescission”). The Parties hereby agree that in the case of such Termination and Rescission, the Parties will take all reasonable and necessary measures including, without limitation, the execution of any and all documents necessary to effectuate the Termination and Rescission.

10.2

     Documents to be Delivered by the Sellers.  At the Closing or as soon thereafter as reasonably possible (unless otherwise provided herein) but in no event later than the Extended Time, the Sellers shall deliver to the Acquiring Companies the following documents, in each case duly executed or otherwise in proper form:

(a)   Bills of Sale.  Bills of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of the Acquiring Companies and its counsel to transfer, assign, convey and deliver to Subsidiary the Purchased Assets as contemplated hereby.

(b)  Compliance Certificate.  A certificate signed by the Sellers that each of the representations and warranties made by the Sellers in this Agreement is true and correct in all material respects on and as of the Closing Time with the same effect as though such representations and warranties had been made or given on and as of the Closing Time (except for any changes permitted by the terms of this Agreement or consented to in writing by PainCare), and that the Sellers have performed and complied with all of the Sellers’ obligations under this Agreement which are to be performed or complied with on or prior to the Closing Time.

    (c)

Termination of Agreements.  Copies of documents effectuating the termination of any and all written and oral employment and independent contractor agreements, compensation agreements, buy-sell agreements, management agreements, loan agreements, factoring agreements, expense and/or revenue sharing agreements, billing agreements and other similar agreements entered into by the Company and which are in effect immediately preceding the Closing, which terminations shall each include a complete release of the Company from all known or unknown obligations or Liabilities except for the Assumed Liabilities.

(d)

Corporate Authorization.  A certified copy of resolution(s) of the Members of the Company which authorizes the transactions contemplated by this Agreement in accordance with: (a) applicable law; (b) the Company’s articles of organization and its amended and restated operating agreement which must be approved by PainCare; and (c) all other requirements for proper corporate authorization.

(e)

Secretary’s Certificate.  A certificate of the secretary of the Company  certifying that the minute books, articles of organization and operating agreement of the Company, attached as exhibits to such certificate, are true, correct, and complete.

(f)

Estoppel Certificates.  Sellers shall use their best efforts to obtain for the benefit of the Acquiring Companies an estoppel certificate or status letter from each landlord under the lease for each Business Location which estoppel certificate or status letter will certify (i) the lease is valid and in full force and effect; (ii) the amounts payable by the Company (or the tenant from whom the Company subleases) under the lease and the date to which the same have been paid; (iii) whether there are, to the knowledge of said landlord, any defaults thereunder, and, if so, specifying the nature thereof; and (iv) that the transactions contemplated by this Agreement will not constitute default under the lease.

(g)

Other Documents.  All other documents, instruments or writings required to be delivered to the Acquiring Companies pursuant to this Agreement and such other certificates of authority and documents as the Acquiring Companies may reasonably request including, without limitation, fully executed Employment Agreements by and between each Member and the Company, a fully executed Management Agreement and all agreements required to be executed in connection with the Management Agreement, the Billing Services Agreement, the Members Stock Pledge Agreements, the Company employee leasing (or other similar) agreement and any sublease necessary to secure the occupancy of the Company at the Business locations. All such agreements and documents must be approved by PainCare prior to finalization and execution.

10.3  Documents to be Delivered by the Acquiring Companies.  At the Closing or as soon thereafter as reasonably possible (unless otherwise provided herein) but in no event later than the Extended Time, the Acquiring Companies shall deliver to the Company the following consideration and documents, in each case duly executed or otherwise in proper form:

(a)  Closing Consideration.  To the Company the Closing Cash and Closing Shares required by Section 3.1 hereof.

(b)  Assumption of Liabilities.  Such undertakings and instruments of assumption as will be reasonably sufficient in the opinion of the Sellers and its counsel to evidence the assumption of the Assumed Liabilities.

(c)  Compliance Certificate.  A certificate signed by an officer of PainCare that the representations and warranties made by the Acquiring Companies in this Agreement are true and correct on and as of the Closing Time with the same effect as though such representations and warranties had been made or given on and as of the Closing Time (except for any changes permitted by the terms of this Agreement or consented to in writing by the Sellers), and that the Acquiring Companies has performed and complied with all of the Acquiring Companies' obligations under this Agreement which are to be performed or complied with on or prior to the Closing Time.

(d)  Other Documents. All other documents, instruments or writings required to be delivered to the Sellers pursuant to this Agreement and such other certificates of authority and documents as the Sellers may reasonably request including, without limitation, the PainCare Stock Pledge Agreement, each Member’s Registration Rights Agreement and the Management Agreement.

11.

POST-CLOSING COVENANTS.  The Parties agree as follows with respect to the period following the Closing Time:

11.1

General.  In the event that at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party.

11.2

Tax Returns.  The Sellers shall be responsible for preparing and filing all income or franchise Tax Returns with respect to the Company relating to periods of time subsequent to the Closing Time.  The Subsidiary will be responsible for preparing and filing all income and franchise Tax Returns of the Subsidiary relating to periods after the Closing. The Sellers will provide the Subsidiary with an opportunity to review and comment on such Tax Returns (including any amended returns).  The Sellers will take no positions on his Tax Returns that relate to the tax periods after the Closing Time that could adversely affect PainCare or the Subsidiary after the Closing.

11.3

Transition.  Neither the Sellers nor the Acquiring Companies will take any action that is designed, intended or likely to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Sellers from maintaining the same business relationships with the Company and the Subsidiary after the Closing as he, she or it maintained with the Sellers prior to the Closing.

11.4

Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with: (a) any transaction contemplated under this Agreement; or (b) any fact, situation, circumstances, status, condition, activity, practice, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Time with respect to the Company or the Business, each of the Parties will cooperate with the contesting or defending Party and its counsel in the contest or defense, at the sole cost and expense of the contesting or defending Party except to the extent that the contesting or defending Party is entitled to indemnification therefore under this Agreement.

11.5

Operational Covenants.  Without the prior written consent of the Sellers, which shall not be unreasonably withheld, PainCare shall not, prior to the conclusion of the third Formula Period:

(a)

reorganize the Subsidiary, whether by integrating or consolidating the business of the Subsidiary with other operating units of PainCare or its subsidiaries or Affiliates, except in the case that at the time of such integration or consolidation such transaction could not reasonably be expected to have a material adverse effect on the Formula Period Profits;

(b)

effect any reassignment, reprioritization, reallocation, restructuring, or reduction of the Subsidiary human or other resources, their research and development initiatives, or their marketing programs, except in a manner that at the time of such event could not reasonably be expected to have a material adverse effect on the Formula Period Profits or that are reasonably necessary in light of the Subsidiary’s results of operation;

(c)

amend the articles of incorporation or bylaws of the Subsidiary in any manner that at the time of such amendment could reasonably be expected to have a material adverse effect on the Formula Period Profits;

(d)

cause the Subsidiary to become a party to or terminate any agreement which at the time such agreement is entered into or terminated could reasonably be expected to have a material adverse effect on the Formula Period Profits or that is reasonably necessary in light of the Company’s results of operation;

(e)

cause the Subsidiary to undertake actions outside the ordinary course of its business which at the time of such undertaking could reasonably be expected to have a material adverse effect on the Formula Period Profits;

(f)

sell a material portion of the Subsidiary or its assets, merge the Subsidiary with any other entity, sell a controlling interest in the Subsidiary, or make any fundamental change in the business of the Subsidiary unless such action(s) at the time of such undertaking could not reasonably be expected to have a material adverse effect on the Formula Period Profits or that is reasonably necessary in light of the Company’s results of operation;

The parties hereby acknowledge and agree that the foregoing conditions shall become null and void and of no further force or effect if the Formula Profits of the Company in each of any two (2) consecutive calendar quarters during any Formula Period are less than $2,062,500, or if the Formula Profits of the Company in one (1) calendar quarter during any Formula period is less than $962,500.

In the event that PainCare defaults in its performance of any of its obligations under this Section and fails to cure such default within thirty (30) days (or such other reasonable period if 30 days is not a sufficient amount of time to cure such default, provided that PainCare shall have commenced in good faith and is diligently pursuing its efforts to cure such default during such 30-day period) of receiving a written notice of default from the Sellers, PainCare shall be deemed to be in breach of this Agreement.

12.

REGISTRATION.

PainCare agrees to enter into with each of the Members at Closing a Registration Rights Agreement in the form attached hereto as Exhibit 12.

13.

SURVIVAL AND  INDEMNIFICATION.

13.1

Survival of Representations and Warranties.  All of the representations, warranties, covenants, and agreements including but not limited to the restrictive covenants and the indemnification provisions contained in this Agreement are material and have been relied upon by the Parties hereto and shall survive the Closing. The representations and warranties contained herein shall not be affected by any investigation, verification or examination by any Party or by anyone on behalf of such Party.

13.2

Indemnification Provisions for the Benefit of PainCare and the Subsidiary.  In the event of: (a) a misrepresentation (or in the event any third party alleges facts that, if true, would mean a misrepresentation) of any of the Sellers’ representations and/or warranties contained in this Agreement; (b) a breach (or in the event any third party alleges facts that, if true, would mean a breach) of any of the Sellers’ covenants contained in this Agreement or any other agreement executed in connection herewith; or (c) any Liability or Claim against the Company, the Business or the Purchased Assets of any nature whatsoever accrued or existing as of the Closing Time or related to actions of the Sellers or arising out of the Company or its Business which occurred prior to the Closing Time, which is not reflected on the Disclosure Schedules and accepted by the Acquiring Companies, then the Sellers agrees to indemnify PainCare and Subsidiary from and against any Adverse Consequences PainCare and Subsidiary may suffer through and after the date of the Claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the misrepresentation or breach (or alleged breach) or non-disclosed or non-accepted Liability.  No provision of this Agreement, including but not in any way limited to, any “Knowledge” qualifiers or materiality standards in the representations and warranties of the Sellers, shall have any effect on the Sellers’ indemnity for any Liability arising prior to the Closing Time.

13.3

Indemnification Provisions for the Benefit of the Sellers.  In the event of a misrepresentation or breach (or in the event any third party alleges facts that, if true, would mean a misrepresentation or breach) of any of PainCare’s or Subsidiary’s representations, warranties, and covenants contained in this Agreement, then PainCare and Subsidiary agree to indemnify the Sellers from and against any Adverse Consequences the Sellers may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

13.4

Matters Involving Third Parties.

13.4.1

Notification.  If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) pursuant to this Section, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless the Indemnifying Party thereby is prejudiced and then only to the extent that the Indemnifying Party is actually prejudiced.

13.4.2

Defense by Indemnifying Party.  The Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as: (i) the Indemnifying Party notifies the Indemnified Party in writing within ten (10) business days after the Indemnified Party has given notice of the Third Party

Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill the Indemnifying Party’s indemnification obligations hereunder; (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party; and (e) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

13.4.3

Satisfactory Defense.  So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 10.4(b) above: (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld or delayed unreasonably); and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably) and any such settlement must include a complete release of the Indemnified Party.

13.4.5

Conditions.  In the event any of the conditions in Section 13.4.2 above is or becomes unsatisfied, however: (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith); (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses); and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 13.

13.4.6

Materiality.  Notwithstanding any provision in this Agreement to the contrary, the indemnifying Party’s obligation to indemnify the Indemnified Party in connection with a breach of any representation, warranty, covenant or other agreement included in this Agreement, and the amount of damages to be indemnified, shall be determined without regard to any “material”, “materiality” (or correlative meanings”) or “material adverse effect” qualifications, provisions or exceptions set forth in such representation, warranty, covenant or other agreement, each of which shall be deemed to be given for the purposes of this Section 13 as though there were no such qualifications, provisions or exceptions.

13.5

Limitation.  The indemnification provisions set forth in this Section 13 shall be limited to all claims in excess of Twenty Five Thousand and 00/100 Dollars ($25,000) (the

“Threshold”).  Once a claim exceeds the Threshold, if a Party is entitled to indemnification under this Section 13, such Party shall recover all appropriate funds from the first dollar of damages.  Further, the indemnitors shall not be liable for any liabilities resulting from claims that are covered by any insurance policy or other indemnity or contribution agreement unless, and only to the extent that, the full limit of such insurance policy, indemnity or contribution agreement has been exceeded. The Party entitled to indemnification shall have a duty to mitigate its damages.  Notwithstanding the foregoing, a Party’s obligation to indemnify under this Section 13 shall be limited to an amount equal to $13,750,000 plus the amount of any Installment Payments paid or due pursuant to Section 3.4 of this Agreement; provided however that such cap shall not be applicable to Sections 4.1, 4.3, 4.4, 4.7, 4.9, 4.19, 4.22, 4.23, 4.25, 4.26, 4.27, 4.33, 4.36, 4.37, 4.38 and 4.39.

14.

MISCELLANEOUS

14.1  Disclosure Schedules.  Information set forth in the Disclosure Schedules specifically refers to the article and section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any other article or section of this Agreement or for any other purpose.  The Disclosure Schedules shall not vary, change or alter the language of the representations and warranties contained in this Agreement and, to the extent the language in the Disclosure Schedules does not conform in every respect to the language of such representations and warranties, such language shall be disregarded and be of no force or effect.

14.2  Further Assurance.  From time to time, at the Acquiring Companies' request and without further consideration, the Sellers will execute and deliver to the Acquiring Companies such documents and take such other action as the Acquiring Companies may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Subsidiary good, valid and marketable title to the business and assets being transferred hereunder.

14.3.  Assignment; Parties in Interest.

(a)  Assignment.  Except as expressly provided herein, the rights and obligations of a Party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other Party.

(b)  Parties in Interest.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto.  Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

14.4

Amendment and Modification.  The Acquiring Companies and the Sellers may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

14.5

Notice.  All notices, requests, demands and other communications hereunder shall be given in writing and shall be:  (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service.  The respective addresses to be used for all such notices, demands or requests are as follows:

(a)

If to the Acquiring Companies, to:

PainCare Holdings, Inc.

1030 North Orange Avenue

Suite 105

Orlando, Florida  32801

Attention: CEO

or to such other person or address as the Acquiring Companies shall furnish to the Sellers in writing.

(b)

If to the Sellers, to:

11921 Rockville Pike

Ste. 505

Rockville, Maryland 20852

or to such other person or address as the Sellers shall furnish to the Acquiring Companies in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.  Any Party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

14.6  Intentionally Omitted.

14.7

Entire Agreement.  This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

14.8

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.9

Headings.  The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

14.10

Press Releases, and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties.

14.11

Governing Law; Jurisdiction; Attorney’s Fees.  This Agreement, and all proceedings hereunder, shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (either of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. In the event of any suit under this Agreement or otherwise between the parties hereto, the prevailing Party shall be entitled to all reasonable attorney's fees and costs, including allocated costs of in-house counsel, to be included in any judgment recovered.  In addition, the prevailing Party shall be entitled to recover reasonable attorney's fees and costs, including allocated costs of in-house counsel, incurred in enforcing any judgment arising from a suit under this Agreement.  This post-judgment attorney's fees and costs provision shall be severable from the other provisions of this Agreement and shall survive any judgment on such suit and is not to be deemed merged into the judgment.

14.12

Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence and all waivers must be in writing, signed by the waiving Party, to be effective.

14.13

Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

14.14

Expenses.  Except as set forth herein, each of the Parties will bear its or his own costs and expenses (including, but not limited to, legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

14.15

Further Assurances.  Each Party shall, at the reasonable request of any other Party hereto, execute and deliver to such other Party all such further instruments, assignments, assurances and other documents, and take such actions as such other Party may reasonably request in connection with the carrying out the terms and provisions of this Agreement.

14.16

Construction.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.  Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with reasonable particularity.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from nor mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

14.17

Survival.  All of the representations, warranties, covenants and agreements made by the Parties in this Agreement or pursuant hereto in any certificate, instrument or document shall survive the consummation of the transactions described herein shall survive for all applicable statute of limitations (except as otherwise specifically provided herein), and may be fully and completely relied upon by the Sellers and Purchasers, as the case may be, notwithstanding any investigation heretofore or hereafter made by any of them or on behalf of any of them, and shall not be deemed merged into any instruments or agreements delivered at Closing or thereafter.

14.18

Incorporation of Exhibits and Schedules.  The exhibits and schedules (including the Disclosure Schedules) identified in this Agreement and the recitals first set forth above are incorporated herein by reference and made a part hereof.

14.19

Submission to Jurisdiction.  Each Party to this Agreement hereby submits to exclusive jurisdiction of any state or federal court within Orange County, Florida for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  Each Party to this Agreement hereby irrevocably waives, to the fullest extent permitted by law, any objections which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

15.

DEFINITIONS.  All capitalized words that are not capitalized for purposes of grammar and which are not defined in the text of this Agreement are defined terms with their definitions set forth on Exhibit 1.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

“Company”

“Acquiring Companies”

The Center for Pain Management, LLC

PainCare Holdings, Inc.

By: /s/Marc A Love, M.D.

By: /s/Randy Lubinsky

Attest: /s/Lester A. Zuckerman, M.D.

Attest:/s/ Mark Szporka

PainCare Acquisition Company XV, Inc.

By:/s/ Randy Lubinsky

Attest: /s/ Mark Szporka

Members:

LESTER A. ZUCKERMAN, M.D.

MARC A. LOEV, M.D.

/s/ Lester A. Zuckerman, M.D.

/s/ Marc A. Love, M.D.

P. BOBBY DEY, M.D.

MARK H. COLEMAN, M.D.

/s/ P.Bobby Dey, M.D.

/s/ Mark H. Coleman, M.D.

MICHAEL J. DALY, M.D.

ALI EL-MOHANDES, M.D.

/s/ Michael J. Daly, M.D.

Ali El-Monhandes, M.D.